                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      / /        Definitive Proxy Statement
      /X/        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                         PBOC HOLDINGS, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                              PBOC HOLDINGS, INC.
                            5900 WILSHIRE BOULEVARD
                                   16TH FLOOR
                       LOS ANGELES, CALIFORNIA 90036-5013

                            ------------------------

                         SUPPLEMENT TO PROXY STATEMENT
                              DATED MARCH 5, 2001

                            ------------------------

                        SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 19, 2001

                            ------------------------

                  THE DATE OF THIS SUPPLEMENT IS APRIL 5, 2001

                            ------------------------

INTRODUCTION AND PURPOSE OF SUPPLEMENT

    This Supplement is being mailed to the stockholders of PBOC Holdings, Inc. ("PBOC") who are eligible to vote at the special meeting of PBOC shareholders to be held on April 19, 2001, at the time and place and for the purposes set forth in the Notice of Special Meeting of Shareholders and accompanying proxy statement, which was first mailed to shareholders of PBOC on March 5, 2001. Those holders of PBOC common stock, par value $0.01 per share, as of the close of business on February 23, 2001, are entitled to vote at the special meeting.

    As referenced in more detail in the proxy statement, the purpose of the special meeting is to consider and vote upon a proposal to approve and adopt a merger agreement which PBOC has entered into with FBOP Corporation ("FBOP") and FBOP Acquisition Company ("Acquisition"). The merger agreement provides for the merger of Acquisition, a wholly-owned subsidiary of FBOP, with and into PBOC. In connection with the merger, each share of PBOC's common stock outstanding at the time of the merger would be converted into the right to receive an amount of cash equal to $10.00. Specific information on the merger agreement, the terms of the merger, information about the special meeting, PBOC, FBOP and Acquisition can be found in the proxy statement, which is incorporated by reference herein.

    As described generally under "The Proposed Merger-Litigation" on page 21 of the proxy statement, following the public announcement of the proposed merger, four purported class action lawsuits, which have since been consolidated (the "Litigation"), were filed by shareholders of PBOC against PBOC, People's Bank of California, a wholly-owned subsidiary of PBOC (the "Bank"), FBOP, Acquisition and certain present and former directors of PBOC. The complaints generally allege that the directors of PBOC, aided and abetted by FBOP, breached their fiduciary duties in connection with their approval of the proposed merger. The plaintiffs in these actions purport to seek, among other things, (i) an order enjoining the proposed merger; (ii) rescission of the merger in the event that it is consummated; and/or (iii) damages. In addition, the plaintiffs have also filed a motion to enjoin preliminarily the proposed merger. Because the Board of Directors of PBOC believes that the proposed merger is in the best interests of PBOC and its stockholders, the Board of Directors of PBOC, with the approval of FBOP, has determined to enter into a Memorandum of Understanding (a copy of which is attached hereto as Exhibit A) providing for the settlement and dismissal with prejudice of the Litigation.

    This Supplement describes the Memorandum of Understanding as well as a related amendment to the merger agreement which PBOC has entered into with FBOP and Acquisition (the "Amendment"). A copy of the Amendment is attached hereto as Exhibit B. In connection with the Memorandum of Understanding, PBOC is adding certain additional supplemental disclosures to portions of the proxy statement, which are also set forth below and are referenced to the particular portion of the text in the proxy statement.

THE SETTLEMENT

    PBOC and the plaintiffs in the Litigation, with the approval of FBOP, which approval was required under the merger agreement, have determined to enter into the Memorandum of Understanding providing for the settlement and dismissal with prejudice of the Litigation. The Memorandum of Understanding will facilitate the consummation of the proposed merger in the event that the requisite vote of PBOC stockholders is obtained at the special meeting and all other conditions to the merger are satisfied. The Memorandum of Understanding is subject to a number of other conditions, including, without limitation (i) the execution of a formal settlement agreement and (ii) final approval by the Delaware Court of Chancery of the settlement. Pursuant to the Memorandum of Understanding, PBOC, FBOP and Acquisition have entered into the Amendment, a copy of which is attached hereto as Exhibit B, and which is described below under "The Amendment," and PBOC has issued a press release announcing the execution of the Amendment. In addition, PBOC has agreed to add certain supplemental disclosures to portions of the proxy statement, which supplemental disclosures are described below under "Additional Supplemental Disclosures to the Proxy Statement."

THE AMENDMENT

    On April 5, 2001, PBOC, FBOP and Acquisition entered into the Amendment. The Amendment amends Article V(b) and Article XI(a) of the merger agreement so that upon receipt of a Superior Proposal (as defined below), PBOC may furnish information or participate in negotiations or discussions in the event the Board of Directors of PBOC determines in good faith, after consultation with its financial advisors and upon the advice from its outside counsel, that the failure to do the same would result in a breach of the fiduciary duties of the Board of Directors of PBOC. In addition, subject to certain conditions, PBOC may elect to terminate the merger agreement in the event PBOC receives a Superior Proposal. For purposes of the Amendment, a "Superior Proposal" means any bona fide written proposal, including a tender offer, made by a third party (and that did not arise directly or indirectly as a result of any breach by PBOC, the Bank, or any of PBOC's other subsidiaries or any of their respective officers, directors, employees, representatives, investment bankers, agents or affiliates of the provisions of Article V(b) of the merger agreement) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 80% of the voting power of the shares of PBOC then outstanding or all or substantially all of the assets of PBOC or any of its subsidiaries and provides consideration to PBOC's stockholders which the Board of Directors of PBOC determines in its good faith judgment (after consulting with its financial advisors) to be materially more favorable to the PBOC stockholders from a financial point of view than the Per Share Merger Consideration (as defined in the merger agreement), and for which third-party financing, to the extent required, is then firmly committed, and which can reasonably be expected to be consummated. To the extent PBOC terminates the merger agreement because it has received a Superior Proposal, PBOC will continue to be required to pay the termination fee set forth in Article XI(b) of the merger agreement.

    The Amendment will permit PBOC to respond to unsolicited offers which its Board of Directors determines in its good faith judgment to be materially more favorable than FBOP's agreement to pay $10.00 per share of PBOC common stock. The Board of Directors of PBOC has not received any other offers with respect to PBOC and no assurance can be given that the Board of Directors will receive any such offers for PBOC or that, if received, any such offers would constitute a "Superior Proposal."

    The Board of Directors believes that the merger is in the best interests of PBOC and its shareholders and continues to recommend that you vote "FOR" approval and adoption of the merger agreement, as amended.

ADDITIONAL SUPPLEMENTAL DISCLOSURES TO THE PROXY STATEMENT

    THE GOODWILL LITIGATION. On January 28, 1993, PBOC, the Bank and certain current and former stockholders of PBOC filed a complaint against the United States seeking damages for breach of contract and for deprivation of property without just compensation and without due process of law (the "Goodwill Litigation"). PBOC's and the Bank's allegations arose out of the abrogation of certain contractual provisions made to PBOC and the Bank by certain U.S. government agencies in connection with PBOC's agreement to acquire and operate the Bank, which was then a failed thrift institution. For more detailed information on the Goodwill Litigation, please refer to PBOC's Annual Report on Form 10-K for the year ended December 31, 2000.

    On April 20, 1998, prior to PBOC's initial public offering, PBOC, the Bank and certain controlling stockholders of PBOC (the "Material Stockholders"), entered into a Shareholder Rights Agreement. Pursuant to the Shareholder Rights Agreement, the Material Stockholders are entitled to receive in the aggregate 95% of the proceeds, if any (after deduction of certain expenses), received pursuant to a final, non-appealable judgment or final settlement of the Goodwill Litigation (the "Litigation Recovery"), with the remaining 5% of the Litigation Recovery, if any, being retained as an asset of PBOC and the Bank. Pursuant to the Shareholder Rights Agreement, the Material Stockholders are also obligated (subject to certain limitations) to indemnify PBOC and the Bank for 95% of any liability arising out of any claim by a party now pending or hereafter brought, seeking in whole or in part any amounts paid or to be paid by the United States in connection with the Goodwill Litigation, and 100% of any liability arising out of any claim by a party other than PBOC or the Bank challenging the validity or binding effect of the Shareholder Rights Agreement. For more detailed information regarding the Shareholder Rights Agreement, please refer to PBOC's Annual Report on Form 10-K for the year ended December 31, 2000.

    The Material Stockholders included PBOC's largest and second largest stockholders, both of whom have entered into stock purchase agreements with FBOP to sell their shares of PBOC common stock to FBOP. For additional information on these stock purchase agreements, see "The Proposed Merger-Background of the Merger," which begins on page 18 of the proxy statement. The proposed merger between PBOC, FBOP and Acquisition did nothing to modify the terms of the Shareholder Rights Agreement. Thus, following consummation of the merger, the Material Stockholders will continue to be entitled to receive 95% of the Litigation Recovery, if any, and the remaining 5% of the Litigation Recovery, if any, will, as an asset of the Company and the Bank, be acquired by FBOP.

    PBOC'S ENGAGEMENT OF ITS FINANCIAL ADVISORS. As described in "The Proposed Merger-Background of the Merger" on page 20 of the proxy statement, on November 29, 2000, PBOC publicly announced that it had engaged Keefe, Bruyette & Woods, Inc. ("KBW") and Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") to explore various options to maximize shareholder value and to assist PBOC in analyzing, structuring, negotiating and effecting a transaction with a potential acquiror. PBOC selected KBW and Sandler O'Neill as financial advisors because both firms are nationally recognized investment banking firms with substantial experience in transactions similar to the merger and both firms are familiar with PBOC and its business. PBOC also selected both KBW and Sandler O'Neill because the Board of Directors of PBOC believed that the two firms would be more effective in pursuing potential acquirors of PBOC than either firm on its own. Sandler O'Neill was not requested to, and accordingly did not, render a fairness opinion.

    FBOP'S AGREEMENTS WITH CERTAIN SHAREHOLDERS OF PBOC TO ACQUIRE THEIR SHARES OF PBOC COMMON STOCK. As discussed in "The Proposed Merger-Background of the Merger" on pages 19 and 20 of the proxy statement, several stockholders of PBOC have entered into stock purchase agreements with FBOP whereby they have agreed to sell all of the shares of PBOC common stock owned by such stockholders, subject to certain conditions, including the receipt of requisite regulatory approvals. FBOP does not have the right to vote the shares underlying such agreements, until it consummates its acquisition of such shares. However, the stock purchase agreements prohibit the shareholders from taking any action that could have the effect of preventing or disabling the performance by FBOP or such stockholders of their respective obligations under the stock purchase agreements or which could materially and adversely affect the rights of FBOP under the stock purchase agreements.

    BACKGROUND OF THE MERGER. FBOP did not review any of PBOC's internal projections prior to the execution of the merger agreement.

    REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF DIRECTORS. In addition to the reasons for the merger set forth under "The Proposed Merger-Reasons for the Merger and Recommendation of the Board of Directors" on pages 22 and 23 of the proxy statement, the Board of Directors has explored strategic alternatives and believes that the merger offers the best opportunity to maximize the value of PBOC common stock.

    CONDITIONS TO CONSUMMATION OF THE MERGER. As a result of FBOP entering into agreements to purchase 7,479,320 shares of common stock of PBOC, FBOP became an "interested stockholder" for purposes of Section 203 of the Delaware General Corporation Law ("Section 203"). As a result, as described on pages 13 and 14 of the proxy statement, the merger agreement must be approved by (i) the affirmative vote of the holders of a majority of the outstanding shares of PBOC common stock and (ii) the affirmative vote of the holders of two-thirds of the outstanding shares of PBOC common stock which are not deemed to be owned by FBOP or its affiliates pursuant to Section 203. During the course of the negotiations between FBOP and PBOC, FBOP and PBOC did not discuss the fact that FBOP had crossed the 15% ownership threshold of Section 203, thereby becoming an "interested stockholder".

REVOCABILITY OF PROXIES

    PBOC continues to encourage the personal attendance of its shareholders at the special meeting. An execution of a proxy will not affect a shareholder's right to attend the special meeting and to vote in person.

    Proxies may be revoked if shareholders:

       - Deliver a signed, written revocation letter, dated any time before the proxy is voted, to J. Michael Holmes, Corporate Secretary, PBOC Holdings, Inc., at PBOC's principal executive offices, 5900 Wilshire Boulevard, 16th Floor, Los Angeles, California 90036-5013;

       - Sign and deliver a proxy, dated later than the first one, to PBOC's Corporate Secretary at the above address; or

       - Attend the meeting and vote in person. Attending the special meeting alone will not revoke your proxy. A revocation letter or a later-dated proxy will not be effective unless received by PBOC prior to the shareholder vote at the special meeting.

                                                                       EXHIBIT A

                          MEMORANDUM OF UNDERSTANDING

    WHEREAS, there is now pending in the Court of Chancery, County of New Castle, State of Delaware (the "Court"), a consolidated class action entitled IN RE PBOC HOLDINGS, INC. SHAREHOLDERS LITIGATION, Del. Ch., Cons. C.A. No. 18543 (the "Action").

    WHEREAS, four purported class action complaints in the Action, which have since been consolidated, were filed following the public announcement by FBOP Corporation ("FBOP") that it had entered into a merger agreement (the "Merger Agreement") with PBOC Holdings, Inc. ("PBOC") whereby a wholly-owned subsidiary of FBOP would merge with and into PBOC and each share of common stock of PBOC outstanding at the time of the merger would be converted into the right to receive $10.00 cash (the "Proposed Merger"). The consolidated complaint alleges that the directors of PBOC, aided and abetted by FBOP, breached their fiduciary duties of care, loyalty, good faith and disclosure in connection with the Proposed Merger.

    WHEREAS, plaintiffs and defendants agreed to enter into expedited discovery proceedings, plaintiffs commenced their discovery efforts, and a date for a preliminary injunction hearing has been set.

    WHEREAS, following arm's length negotiations among counsel for the parties to the Action, the parties reached an agreement in principle to settle the Action.

    NOW, THEREFORE, the parties to the Action, without the defendants admitting or denying any liability or wrongdoing with respect to the claims alleged in the Action, have reached an agreement providing for the settlement of the Action on the terms and subject to the conditions set forth below (the "Settlement"):

        1. PBOC will mail to its stockholders a supplement to the proxy statement dated March 5, 2001, in the form attached hereto as Exhibit A.

        2. The parties to the Merger Agreement will amend the Merger Agreement in the form attached hereto as Exhibit B.

        3. PBOC will issues a press release in the form attached hereto as Exhibit C.

        4. The parties to the Action will attempt in good faith to agree upon and execute an appropriate Stipulation of Settlement (the "Stipulation"), which will expressly provide, among other things, for the certification of a stockholder class for settlement purposes under Court of Chancery
    Rules 23(b)(1) and/or (b)(2). This stockholder class will consist of all holders of common stock of PBOC from and after December 8, 2000 through and including the effective date of the Proposed Merger, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf, or claiming under any of them, and excluding the defendants in the Action. The Stipulation will provide that PBOC will provide notice of the Settlement to the members of the class and that PBOC will bear the costs of such notice. The Stipulation will further provide that the parties have the right to terminate the Settlement if the Court does not approve the Settlement, either in the form originally submitted by the parties, or with any changes to which the parties subsequently agree.

        5. In consideration for the terms and conditions of the Stipulation, any and all claims, demands, rights, actions or causes of action, rights, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, that have been or could have been asserted in the Action, or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws or otherwise) by or on behalf of any or all of the plaintiffs in the Action and/or any and all of the members of the Class, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity against defendants in the Action, and/or any of their families, parent entities, associates, affiliates, insurers, reinsurers or subsidiaries and each and all of their respective past, present or future officers, directors, stockholders, representatives, employees, attorneys, financial advisors, consultants, accountants, investment bankers, commercial bankers, engineers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representative, estates, administrators, predecessors, successors and assigns (collectively, the "Released Persons") which have arisen, could have arisen, arise now, or relate in any manner to, the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth or otherwise related, directly or indirectly, to any of the complaints filed at any time in the Action, the Proposed Merger, the Merger Agreement, or any proxy material, opinions given by investment bankers, public filings or statements (including, but not limited to, public statements) by any of the defendants or any other Released Persons in connection with the Action, the Proposed Merger or the Merger Agreement (collectively, the "Settled Claims"), shall be fully, finally, and forever compromised, settled, discharged, dismissed with prejudice and released.

        6. Counsel for plaintiffs will petition the Court for an award of counsel fees and expenses in an aggregate amount not to exceed $500,000. Defendants will not object to an application for fees and expenses filed in accordance with this paragraph. Any fees and expenses awarded by the Court shall be payable by PBOC or its successors within 10 days after the later of
    (i) final Court approval (as defined below) of the Settlement or (ii) the closing of the Proposed Merger.

        7. The consummation of the Settlement is subject to: (a) the drafting and execution of the Stipulation; (b) the completion by plaintiffs of appropriate and reasonable discovery in the Action reasonably sufficient in the judgement of plaintiffs' counsel to enable them to confirm the fairness and reasonableness of the Settlement for which this Memorandum of Understanding provides, and plaintiffs' counsel's conclusion based thereon that the Settlement remains fair and reasonable; (c) final Court approval (as defined below) of the Settlement and dismissal of the Action with prejudice and without awarding costs to any party (except as provided in paragraph 6 above); and (d) closing of the Proposed Merger. As used herein, "final Court approval" of the Settlement means that the Court of Chancery has entered an order approving the Settlement and that such order is finally affirmed on appeal or is no longer subject to appeal. The Memorandum of Understanding shall be null and void and of no force and effect should any of these conditions not be met and, in that event, this Memorandum of Understanding shall neither be deemed to prejudice in any way the positions of the parties with respect to the Action nor entitle any party to recover any costs or expenses incurred in connection with the implementation of the Memorandum of Understanding.

    Counsel for the parties have reached this Settlement on the terms and subject to the conditions set forth herein, on behalf of defendants and plaintiffs, and the purported class of persons on behalf of whom plaintiffs have brought the Action.

MILBERG, WEISS, BERSHAD, HYNES &
  LERACH LLP
One Pennsylvania Plaza
New York, NY 10119
(212) 594-5300

BURT & PUCILLO, LLP
Northbridge Centre
Suite 1701
515 North Flagler Drive
West Palm Beach, Florida 33401
(561) 835-0322

CAULEY GELLER BOWMAN &
  COATES, LLP
One Boca Place
Suite 421 Atrium
2255 Glades Road
Boca Raton, Florida 33433
(561) 750-3000

ROSENTHAL, MONHAIT, GROSS &
  GODDESS, P.A.
/s/ Norman M. Monhait
------------------------------------
Norman M. Monhait
919 North Market Street
Suite 1401, Mellon Bank Center
P. O. Box 1070
Wilmington, Delaware 19801
(302) 656-4433
Attorneys for Plaintiffs

PRICKETT, JONES & ELLIOTT
/s/ Ronald A. Brown, Jr.
------------------------------------
Ronald A. Brown, Jr.
1310 King Street
P. O. Box 1328
Wilmington, Delaware 19899
(302) 888-6500
Attorneys for Plaintiffs

RICHARDS, LAYTON & FINGER, P.A.
/s/ Raymond J. DiCamillo
------------------------------------
Jesse A. Finkelstein
Raymond J. DiCamillo
One Rodney Square
P. O. Box 551
Wilmington, Delaware 19899
(302) 658-6541
Attorneys for Defendants PBOC Holdings, Inc., People's Bank of California, John
F. Davis, Rudolf P. Guenzel, J. Michael Holmes, Murray Kalis and Robert W. MacDonald

POTTER, ANDERSON & CORROON, LLP
/s/ Stephen C. Norman
------------------------------------
Michael D. Goldman
Stephen C. Norman
Kevin R. Shannon
Hercules Plaza, 1313 Market Street
Wilmington, Delaware 19801
(302) 984-6000
Attorneys for Defendant FBOP Corporation

Dated: April 5, 2001

                                                                       EXHIBIT B

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER

    This Amendment No. 1 (the "Amendment") to Agreement and Plan of Merger is entered into as of April 5, 2001, by and among PBOC Holdings, Inc., a savings institution holding company organized under the laws of the State of Delaware (the "Holding Company"), FBOP Corporation, a bank and savings institution holding company organized under the laws of the State of Illinois ("FBOP") and FBOP Acquisition Company, a corporation organized under the laws of the State of Delaware ("Acquisition"). Holding Company and Acquisition are sometimes referred to herein as the "Constituent Corporations."

                              W I T N E S S E T H:

    WHEREAS, Holding Company, FBOP and Acquisition have entered into an Agreement and Plan of Merger dated as of December 8, 2000 (the "Merger Agreement") (with terms used herein but not otherwise defined having the meanings set forth therein);

    WHEREAS, four class action lawsuits have been filed against Holding Company, FBOP and Acquisition and certain directors and officers of Holding Company alleging a breach of fiduciary duties by the directors of Holding Company in connection with their approval of the Merger Agreement (the "Litigation");

    WHEREAS, Holding Company, FBOP and Acquisition have agreed to enter into a Memorandum of Understanding with the plaintiffs in the Litigation providing for the settlement and dismissal with prejudice of the Litigation (the "Memorandum of Understanding");

    WHEREAS, in connection with such settlement, Holding Company, FBOP and Acquisition have agreed to amend certain provisions of the Merger Agreement;

    NOW, THEREFORE, for and in consideration of the foregoing premises and of the mutual agreements, promises and covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

    l. EXCLUSIVITY. Article V(b) of the Merger Agreement hereby is deleted in its entirety and replaced by the following;

    "(b) EXCLUSIVITY.

        (i) Neither Holding Company, Savings Institution nor any of Holding Company's other Subsidiaries or any of their respective officers, directors, employees, representatives, investment bankers (including but not limited to Sandler O'Neill and Keefe Bruyette), agents or Affiliates (as defined below) shall directly or indirectly solicit, initiate, or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning (i) any merger, sale of assets not in the ordinary course of business, acquisition, business combination, change of control or other similar transaction involving Holding Company or Savings Institution, or (ii) any purchase or other acquisition by any person of any shares of capital stock of Holding Company or Savings Institution, or (iii) any issuance by Holding Company or Savings Institution of any shares of their respective capital stock (each of (i)-(iii) above being an "Alternative Proposal"). Notwithstanding the foregoing, Holding Company may furnish information or participate in negotiations or discussions with respect to a Superior Proposal (as defined below) if the Board of Directors of Holding Company, after receiving advice of outside counsel and after consulting with its financial advisors, has determined in good faith that the failure to do the same would result in a breach of the fiduciary duties of the Board of Directors of Holding Company to its stockholders under applicable Delaware law. Holding Company immediately will inform FBOP or Acquisition orally and in writing of any unsolicited offer or request for information relating to an Alternative Proposal or of any negotiations or discussions relating to a Superior Proposal (including in each case all relevant terms and conditions of any proposal and the identity of the party making any such proposal), and will instruct its and its Subsidiaries' directors, officers, representatives, investment bankers, agents and Affiliates to refrain from taking any action prohibited by this
    Article V(b). In no event may Holding Company provide any information to a third party in connection with a Superior Proposal that it has not provided or made available to FBOP or Acquisition.

        (ii) In the event that the Board of Directors of Holding Company determines in good faith, after receiving advice of outside counsel and after consulting with its financial advisors, that it has received a Superior Proposal, it shall notify FBOP promptly in writing if it intends to terminate this Agreement. Concurrently with any such termination (A) the Board of Directors shall cause Holding Company to execute a letter of intent or an acquisition agreement with respect to the Superior Proposal, or the Board of Directors will adopt a resolution recommending acceptance to Holding Company's stockholders of the Superior Proposal, in each case as provided in Article XI(a)(vi), and (B) Holding Company shall pay to FBOP the termination fee set forth in Article XI(b). For purposes of this Agreement, a "Superior Proposal" means any bona fide written proposal, including a tender offer, made by a third party (and that did not arise directly or indirectly as a result of any breach by Holding Company, Savings Institution, or any of Holding Company's other Subsidiaries or any of their respective officers, directors, employees, representatives, investment bankers (including but not limited to Sandler O'Neill and Keefe Bruyette), agents or Affiliates (as defined below), of the provisions of this
    Article V(b) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 80% of the voting power of the shares of Holding Company then outstanding or all or substantially all of the assets of Holding Company or any of the Subsidiaries and provides consideration to Holding Company's stockholders which the Board of Directors of Holding Company determines in its good faith judgment (after consulting with its financial advisors) to be materially more favorable to the Holding Company stockholders from a financial point of view than the Per Share Merger Consideration, and for which third-party financing, to the extent required, is then firmly committed, and which can reasonably be expected to be consummated.

        (iii) As used in this Agreement, the term "AFFILIATE" shall mean, with respect to any specified person, (1) any other person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified person, (2) any other person which is a director, officer or partner, of the specified person or a person described in clause (1) of this paragraph, (3) another person of which the specified person is a director, officer or partner, (4) another person in which the specified person has a substantial beneficial interest or as to which the specified person serves as trustee or in a similar capacity, or
    (5) any relative or spouse of the specified person or any of the foregoing persons, any relative of such spouse or any spouse of any such relative."

    2. TERMINATION. Article XI(a) of the Merger Agreement hereby is deleted in its entirety and replaced by the following:

        ``(a) TERMINATION. This Agreement and the Transaction may be terminated at any time prior to the filing of the Certificate of Merger with the Secretary of State of Delaware, whether before or after action by the stockholders of Holding Company as contemplated by Article V(k) of this Agreement and without further approval by the outstanding stockholders of Holding Company (i) by mutual written consent of the Boards of Directors of Acquisition and Holding Company, (ii) by action of the Board of Directors of Acquisition in the event of a failure of a condition set forth in Article VII of this Agreement as of the time such condition is required hereunder to be fulfilled, (iii) by action of the Board of Directors of Holding Company in the event of failure of a condition set forth in Article VIII of this Agreement as of the time such condition is required hereunder to be fulfilled, or (iv) by action of the Board of Directors of either Acquisition or Holding Company in the event of a failure of a condition set forth in Article IX of this Agreement as of the time such condition is required hereunder to be fulfilled, (v) by action of the Board of Directors of Acquisition or FBOP at any time on or prior to December 21, 2000, if the results of FBOP's investigation of the business, operations, assets, liabilities, capital, prospects, investments, affairs, condition (financial or otherwise) of Holding Company and its Subsidiaries are not satisfactory to FBOP or Acquisition in their sole discretion, whether or not any of the foregoing would institute a Material Adverse Change, or (vi) by action of the Board of Directors of Holding Company, if Holding Company has received a Superior Proposal pursuant to Article V(b) hereof, and the Board of Directors of Holding Company has made a determination to accept such Superior Proposal subject to approval thereof by Holding Company stockholders, and concurrently with the termination of this Agreement pursuant to this Article XI(a), (A) Holding Company enters into a letter of intent or an acquisition agreement with respect to the Superior Proposal if the Superior Proposal is for a merger or the Board of Directors of Holding Company adopts a binding resolution to recommend to the stockholders of Holding Company that they accept the Superior Proposal if the Superior Proposal is for a tender offer and (B) the Holding Company pays the termination fee set forth in Article XI(b) hereof."

    3. TERMINATION FEE. Article XI(b) of the Merger Agreement hereby is amended by deleting the words "the Merger" in subsection (i) and replacing them with the words "this Agreement."

    4. GOVERNING LAW; SUCCESSORS AND ASSIGNS. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Illinois. This Amendment shall be binding upon the parties hereto and their respective heirs, successors, or representatives.

    5. RATIFICATION. The Merger Agreement and all of the documents referred to therein or contemplated thereby hereby are amended such that all references therein to the Merger Agreement are deemed to include this Amendment. The Merger Agreement as amended hereby shall remain in full force and effect.

    6. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original hereof and all of which together shall constitute one and the same document.

    IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the day and year first above written.

                                                       PBOC HOLDINGS, INC.

                                                       By:    /s/ Rudolf P. Guenzel
                                                              --------------------------------------
                                                       Name:  Rudolf P. Guenzel
                                                              --------------------------------------
                                                       Title: President and CEO
                                                              --------------------------------------

                                                       FBOP ACQUISITION COMPANY

                                                       By:    /s/ Michael E. Kelly
                                                              --------------------------------------
                                                       Name:  Michael E. Kelly
                                                              --------------------------------------
                                                       Title: President
                                                              --------------------------------------

                                                       FBOP CORPORATION

                                                       By:    /s/ Michael E. Kelly
                                                              --------------------------------------
                                                       Name:  Michael E. Kelly
                                                              --------------------------------------
                                                       Title: Chairman of the Board
                                                              --------------------------------------